UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2006

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street P.O. Box 7000, El Dorado, Arkansas	71731-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On November 15, 2006, the Company announced its intention to centralize its worldwide exploration and production offices in Houston, Texas. As part of this realignment, the Company’s office in New Orleans, Louisiana will be closed and certain employees will receive one-time termination benefits. The projected range of costs associated with these actions is $10 million to $15 million, of which all are expected to be cash costs except for approximately $3 million to $5 million related to retirement plan enhancements.

Item 5.02. Appointment and Departure of Principal Officers

On November 13, 2006, the Board of Directors elected Kevin G. Fitzgerald, currently Treasurer of the Company, to the newly created position of Senior Vice President and Chief Financial Officer, effective January 1, 2007. In this position Mr. Fitzgerald will be designated the Company’s Principal Financial Officer. Mr. Fitzgerald’s compensatory arrangement, set by the Executive Compensation Committee of the Board of Directors of the Company, includes an annual salary of $425,000 and a 65% of salary target for the Company’s Annual Incentive Compensation Plan. Steven A. Cosse’, the currently designated Principal Financial Officer, will continue to serve as the Company’s Executive Vice President and General Counsel.

W. Michael Hulse, Executive Vice President - Worldwide Downstream Operations, retired on November 15, 2006.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

99.1	A news release dated November 15, 2006 announcing the appointment and retirement of certain executive officers and organizational realignment is attached hereto as Exhibit 99.1.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ John W. Eckart
John W. Eckart
Controller

Date: November 17, 2006

Exhibit Index

99.1	Press release dated November 15, 2006, as issued by Murphy Oil Corporation.